COMPANY REPURCHASE NOTICE
To the Holders of
VIAVI SOLUTIONS INC.
0.625% Senior Convertible Notes due 2033
(CUSIP 46612JAF8; ISIN US46612JAF84)*
Notice is hereby given, pursuant to Section 3.05(b) of the Indenture, dated as of August 21, 2013 (the “Indenture”), between Viavi Solutions Inc. (formerly JDS Uniphase Corporation), a Delaware corporation (“VIAVI,” also referred to as the “Company,” “we,” “our” and “us”), and Wells Fargo Bank, National Association, a national banking association, as trustee and paying agent (the “Trustee” and “Paying Agent”), that, at the option (the “Put Option”) of each holder (“Holder”) of the Company’s 0.625% Senior Convertible Debentures due 2033 (the “Notes”), the Company will repurchase such Holder’s Notes for a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest thereon to, but excluding, the Repurchase Date (as defined below) (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Company Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Put Option Documents”), on August 15, 2018 (the “Repurchase Date”). Pursuant to the terms of the Indenture, on August 15, 2018, the Company will pay the semi-annual interest due on the Notes through August 14, 2018, to Holders of record on August 1, 2018, of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Option.
Holders may surrender their Notes in principal amounts of $1,000 or integral multiples thereof at any time prior to 5:00 p.m., New York City time, on Tuesday, August 14, 2018 (the “Expiration Date”). In order to exercise the Put Option, a Holder must follow the procedures contained in the Put Option Documents. Unless the Company defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date. Notes as to which a Repurchase Notice (as defined below) has been given may be converted into shares of the Company’s common stock only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture. All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes, as applicable.
To exercise your option to have the Company repurchase your Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to the Expiration Date. If held in certificated form, you must validly surrender the Notes along with a duly executed repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”), if applicable, prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, by delivering to the Paying Agent a valid written notice of withdrawal in the form attached hereto as Annex B (a “Withdrawal Notice”), if applicable, or otherwise in accordance with Section 3.07 of the Indenture. The right of Holders to surrender their Notes for repurchase in the Put Option expires at 5:00 p.m., New York City time, on the Expiration Date.
The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in the Put Option before the deadlines specified in this Company Repurchase Notice. The deadlines set by any such intermediary and DTC for the submission and withdrawal of such instructions may be earlier than the relevant deadlines specified above.
The Trustee and Paying Agent is
Wells Fargo Bank, National Association,
and for purposes of this Company Repurchase Notice, its address is:

By Registered & Certified Mail:	By Regular Mail or Courier:	In Person by Hand Only:
Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association
Bondholder Communications	Bondholder Communications	Bondholder Communications
MAC N9300-070	MAC N9300-070	MAC N9300-070
600 South Fourth Street	600 South Fourth Street	600 South Fourth Street
Minneapolis, MN 55402	Minneapolis, MN 55402	Minneapolis, MN 55402
Or
By Facsimile Transmission: (612) 667-6282
Telephone: (800) 344-5128
Additional copies of this Company Repurchase Notice may be obtained from the Paying Agent at its address set forth above.
The date of this Company Repurchase Notice is July 18, 2018.

*
No representation is made as to the correctness of the CUSIP/ISIN numbers either as printed on the Notes or as contained in this notice, and reliance may be placed only on the other identification printed on the Notes.

TABLE OF CONTENTS

SUMMARY TERM SHEET			1
IMPORTANT INFORMATION CONCERNING THE PUT OPTION			4
1	Information Concerning the Company		4
2	Information Concerning the Notes		4
	2.1	The Company’s Obligation to Repurchase the Notes	4
	2.2	Repurchase Price	5
	2.3	Source of Funds	5
	2.4	Conversion Rights of Notes	5
	2.5	Market for the Notes and the Company’s Common Stock	6
	2.6	Optional Redemption	6
	2.7	Ranking	7
	2.8	Dividends	7
3	Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase		7
	3.1	Method of Delivery	7
	3.2	Agreement to be Bound by the Terms of the Put Option	7
	3.3	Delivery of Notes	8
4	Right of Withdrawal		9
5	Payment for Surrendered Notes		9
6	Notes Acquired		10
7	Plans or Proposals of the Company		10
8	Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes		10
9	Purchases of Notes by the Company and its Affiliates		10
10	Certain United States Federal Income Tax Considerations		11
11	Additional Information		13
12	No Solicitation		13
13	Definitions		13
14	Conflicts		13

Annex A-Form of Repurchase Notice
Annex B-Form of Withdrawal Notice
Annex C-Board of Directors and Executive Officers

No person has been authorized to give any information or to make any representation other than those contained in this Company Repurchase Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Company Repurchase Notice is accurate as of any date other than the date on the front of this Company Repurchase Notice. The Company Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Company Repurchase Notice shall not under any circumstances create any implication that the information contained in this Company Repurchase Notice is current as of any time subsequent to the date of such information. None of the Company or its board of directors or employees are making any representation or recommendation to any Holder as to whether or not to surrender such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether to surrender your Notes for repurchase and, if so, the principal amount of Notes to surrender.

i

SUMMARY TERM SHEET
The following are answers to some of the questions that you may have about the Put Option. To understand the Put Option fully and for a more complete description of the terms of the Put Option, we urge you to read carefully the remainder of this Company Repurchase Notice and the accompanying Put Option Documents because the information in this summary is not complete and those documents contain additional important information.
Who is offering to purchase my Notes?
Viavi Solutions Inc., a Delaware corporation and the issuer of the Notes, is obligated, at your option to repurchase your validly surrendered Notes.
Why is the Company offering to repurchase my Notes?
The right of each Holder of the Notes to sell and the obligation of the Company to repurchase such Holder’s Notes pursuant to the Put Option Documents is a term of the Notes under the Indenture, and has been a right of Holders from the time the Notes were issued. We are required to repurchase the Notes of any Holder exercising the Put Option pursuant to the terms of the Notes and the Indenture.
What Notes are the Company obligated to repurchase?
We are obligated to repurchase all of the Notes validly surrendered at the option of the Holder in accordance with the terms set forth in the Put Option Documents. As of July 18, 2018, there was approximately $277.0 million aggregate principal amount of Notes outstanding.
How much will the Company pay for the Notes and what is the form of payment?
Pursuant to the terms of the Indenture and the Notes, we will pay in cash for all Notes validly surrendered for repurchase and not validly withdrawn, the Repurchase Price, which is equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to, but excluding, the Repurchase Date, upon the terms set forth in the Put Option Documents. However, pursuant to the terms of the Notes, the next regular interest payment date for the Notes is August 15, 2018. Accordingly, the Company will pay the semi-annual interest due on the Notes through to and including August 14, 2018, to Holders of record on the record date, August 1, 2018, of all Notes in the usual manner regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes as part of the Repurchase Price in connection with the Put Option.
How will the Company fund the repurchase of the Notes?
The Company intends to use existing cash balances to fund the repurchases of Notes.
How can I determine the market value of the Notes?
There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price the Company’s common stock, par value $0.001 per share (the “Common Stock”), into which the Notes may be convertible and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Option. The Common Stock of the Company into which the Notes may be convertible is listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbol “VIAV.” On July 17, 2018, the last reported sale price for our Common Stock on the Nasdaq was $10.48 per share.
Are the Notes convertible into shares of Common Stock?
The Notes are convertible in certain circumstances into cash and a number of shares of Common Stock of the Company determined as specified in the Indenture and the terms of the Notes. Pursuant to the terms and conditions of the Indenture, the Notes are currently convertible at the option of the Holders thereof at any time prior to 5:00 p.m., New York City time, on August 17, 2018. After such date, unless an event occurs that would otherwise trigger an earlier conversion period, Notes will not be convertible until February 15, 2033. The current conversion rate for each $1,000 principal amount of Notes is 88.6209 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $11.28 per share of Common Stock (subject to adjustment in accordance with the terms of the Indenture).
Is the Company making any recommendation about the Put Option?
None of the Company or its board of directors or employees are making any recommendation as to whether or not you should surrender or refrain from exercising the Put Option. Holders should make their own determination whether or not to exercise the Put Option, and if so, the principal amount of Notes to surrender for repurchase by the Company.
When does the Put Option expire?
The Put Option expires at 5:00 p.m., New York City time, on August 14, 2018, which we refer to as the Expiration Date. The Company does not plan to extend the period you have to exercise the Put Option unless required to do so by federal securities laws.
What are the conditions to the repurchase by the Company of the Notes?
The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and satisfying the procedural requirements described in this Company Repurchase Notice.
How do I surrender my Notes?
To surrender your Notes for repurchase pursuant to the Put Option, you must deliver the required documents to Wells Fargo Bank, National Association, as Paying Agent, no later than 5:00 p.m., New York City time, on the Expiration Date, as described below. Holders that surrender through DTC need not submit a physical Repurchase Notice to the Paying Agent if such Holders comply with the transmittal procedures of DTC.
The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Option with respect to your Notes held through DTC in the following manner:

•
If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Option and instruct such nominee to exercise the Put Option by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•	If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Option by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.
While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to surrender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Trustee, in its capacity as Paying Agent.
You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to the Expiration Date. By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Company Repurchase Notice. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Put Option before the deadlines specified in this Company Repurchase Notice. The deadlines set by any such intermediary and DTC for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.
If I surrender my Notes, when will I receive payment for them?
The Company will accept for payment all validly surrendered Notes promptly following expiration of the Put Option on the Expiration Date. The Company will forward to the Paying Agent, on or prior to 11:00 a.m., New York City time, on August 15, 2018, an amount of cash sufficient to pay the aggregate Repurchase Price for all Notes that have been validly surrendered for repurchase and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the

Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.
Until what time can I withdraw previously surrendered Notes?
You can withdraw Notes previously surrendered for purchase at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
How do I withdraw previously surrendered Notes?
To withdraw previously surrendered Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a Withdrawal Notice in the form attached hereto as Annex B in accordance with Section 3.07 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Holders that withdraw through DTC need not submit a physical notice of withdrawal to the Paying Agent if such holders comply with the withdrawal procedures of DTC.
You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow for sufficient time for completion of the DTC procedures prior to the Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Put Option before the deadlines specified in this Company Repurchase Notice. The deadlines set by any such intermediary and DTC for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.
Do I need to do anything if I do not wish to surrender my Notes for repurchase?
No. If you do not surrender your Notes before the expiration of the Put Option, we will not purchase your Notes and such Notes will remain outstanding subject to their existing terms.
If I choose to surrender some of my Notes for repurchase, do I have to surrender all of my Notes?
No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or in integral multiples of $1,000.
If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?
Yes. If you do not surrender your Notes for repurchase, your conversion rights will not be affected. You will continue to have the right to convert the Notes in certain circumstances into cash and a number of shares of the Company determined as specified in the Indenture and the terms of the Notes. Pursuant to the terms and conditions of the Indenture, the Notes are currently convertible at the option of the Holders thereof at any time prior to 5:00 p.m., New York City time, on August 17, 2018. After such date, unless an event occurs that would otherwise trigger an earlier conversion period, Notes will not be convertible until February 15, 2033.
Can the Company redeem the Notes?
Pursuant to the terms of the Indenture and the Notes, on or after August 20, 2018, the Company may, at its option, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 25 trading days’ and no more than 60 Business Days’ prior written notice. You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is immediately preceding the redemption date.
However, Rule 13e-4(f)(6) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits us and our affiliates from purchasing or redeeming any Notes, other than pursuant to the Put Option, until at least ten Business Days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

What are the U.S. federal income tax consequences of surrendering my Notes?
You may be subject to U.S. federal income taxation upon the receipt of cash in exchange for the Notes surrendered by you pursuant to the Put Option. See Section 10 for additional information. You should consult with your own tax advisor regarding the actual tax consequences to you.
Who is the Paying Agent?
Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option. The Paying Agent’s address and telephone number are set forth on the front cover page of this Company Repurchase Notice.
Where can Holders get more information regarding the Put Option?
Any questions or requests for assistance in connection with the surrender of Notes for repurchase in the Put Option or requests for additional copies of this Company Repurchase Notice or any other Put Option Document may be directed to the Paying Agent at the address or telephone number set forth on the front cover of this Company Repurchase Notice.
IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.	Information Concerning the Company.
VIAVI, formerly JDS Uniphase Corporation, is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises, network equipment manufacturers, civil, government, military and avionics customers, supported by a worldwide channel community, including VIAVI Velocity Solution Partners. Our solutions deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. We are also a leader in high performance thin film optical coatings, providing light management solutions to anti- counterfeiting, consumer electronics, automotive, defense and instrumentation markets.
To serve our markets, we operate in the following business segments:

•	Network Enablement

•	Service Enablement; and

•	Optical Security and Performance Products.
We were incorporated in California in 1979 as Uniphase Corporation and reincorporated in Delaware in 1993. In August 2015, we separated our portfolio of businesses into two separate publicly-traded companies to gain greater strategic flexibility to address rapidly changing market dynamics, and changed our name to Viavi Solutions Inc. Our principal executive offices are located at 6001 America Center Drive, 6th Floor, San Jose, California 95002. Our telephone number is (408) 404-3600.

2.	Information Concerning the Notes.
The Notes were issued under the Indenture. The Notes mature on August 15, 2033.
2.1The Company’s Obligation to Repurchase the Notes.
Under the terms of the Indenture and the Notes, the Company is obligated, at the Holder’s option, to repurchase on the Repurchase Date, which is August 15, 2018, all Notes validly surrendered for repurchase and not validly withdrawn. This Put Option will expire at 5:00 p.m., New York City time, on the Expiration Date, which is August 14, 2018. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Option to surrender Notes for repurchase prior to the Expiration Date, and the Company does not expect to extend the period Holders have to exercise the Put Option unless required to do so by applicable law. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. Holders may surrender all of their Notes, a portion of their Notes in integral multiples of $1,000 or none of their Notes pursuant to the Put Option. If Holders do not validly surrender their Notes before the expiration of the Put Option, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and in accordance with the procedural requirements described in this Company Repurchase Notice.
If any Notes remain outstanding following the expiration of the Put Option, and if the Notes are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on August 15, 2023, and August 15, 2028, at a purchase price equal to 100% of the principal amount of the

Notes, plus accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes.
As discussed in Section 2.6 below, on and after August 20, 2018, the Notes are redeemable for cash at the option of the Company upon not less than 25 trading days’ nor more than 60 Business Days’ prior written notice to holders of the Notes.
2.2Repurchase Price.
Pursuant to the terms of the Indenture and the Notes, the Repurchase Price to be paid by the Company for the Notes on the Repurchase Date is equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest thereon to, but excluding, the Repurchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is August 15, 2018. Accordingly, the Company will pay accrued and unpaid interest on the Notes through to and including August 14, 2018, to Holders of record on August 1, 2018, of all Notes regardless of whether the Put Option is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest payable on the Notes in connection with the Put Option. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.
The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Expiration Date or the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Stock before making a decision whether to surrender their Notes for repurchase.
None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from exercising the Put Option. Holders must make their own decision whether or not to exercise the Put Option, and if so, the principal amount of Notes to surrender for repurchase by the Company based on their own assessment of the current market value of the Notes and the Common Stock and other relevant factors.
2.3Source of Funds.
As of July 18, 2018, there was approximately $277.0 million aggregate principal amount of Notes outstanding. In the event any Notes are surrendered and accepted for payment, we intend to use available cash to pay the Repurchase Price for the Notes.
2.4Conversion Rights of Notes.
Holders that do not surrender their Notes for repurchase pursuant to the Put Option will maintain the right to convert their Notes subject to the terms specified in the Indenture and the Notes. Any Notes which are surrendered pursuant to the Put Option may be converted subsequent to the Repurchase Date in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below, and then only in accordance with the Indenture and the Notes.
The Notes are convertible in certain circumstances into cash and a number of shares of Common Stock in accordance with and subject to the terms of the Indenture and the Notes. Holders may convert their Notes into Common Stock prior to stated maturity only upon the occurrence of one of the following events or during one of the following periods:

•
at any time during the periods from, and including, February 15, 2018, until the close of business on the Business Day immediately preceding August 20, 2018, and from, and including, February 15, 2033, until the close of business on the Business Day immediately preceding the maturity date;

•
during any calendar quarter beginning after December 31, 2013, and only during such calendar quarter, if for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter, the closing sale price per share of the Company is more than 130% of the then-current conversion price for the Notes;

•
prior to the stated maturity, during the five consecutive Business-Day period immediately following any ten consecutive trading-day period in which the trading price per $1,000 principal amount of Notes was less than 98% of the product of the closing sale price of the Common Stock for each day during such ten trading-day period and the then-current conversion rate;

•	if the Notes have been called for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

•	during specified periods upon the occurrence of specified distributions to holders of Common Stock or specified corporate transactions.

The Notes are currently convertible at the option of the Holders thereof at any time prior to 5:00 p.m., New York City time, on August 17, 2018, which date and time is the close of business on the Business Day immediately preceding August 20, 2018. After such date, unless an event occurs that would otherwise trigger an earlier conversion period, Notes will not be convertible until February 15, 2033.
The current conversion rate for each $1,000 principal amount of Notes is 88.6209 shares of Common Stock per $1,000 principal amount of Notes, which is equivalent to a conversion price of approximately $11.28 per share of Common Stock (subject to adjustment in accordance with the terms of the Indenture).
2.5Market for the Notes and the Company’s Common Stock.
There is no established reporting system or trading market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, our operating results, the market price of the Common Stock and the market for similar securities. Holders are urged to obtain current market information for the Notes, to the extent available, and the Common Stock, into which the Notes may be convertible, before making any decision with respect to the Put Option. We cannot assure you that a market will exist for the Notes following our repurchase of Notes pursuant to the Put Option. The extent of the market for the Notes following our repurchase of Notes pursuant to the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. In addition, as described in Section 2.6, after the tenth Business Day after the Expiration Date, the Company may redeem any Notes that remain outstanding, in whole or in part, for cash at a price equal to the principal amount plus any accrued and unpaid interest to, but excluding, the redemption date.
As of the date of this Company Repurchase Notice, all of the Notes are held in global form through DTC. As of July 18, 2018, there was approximately $277.0 million aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes.
Our Common Stock is traded on the Nasdaq under the symbol “VIAV.” The following table sets forth, for the periods indicated, the range of high and low intraday sales prices for our Common Stock as reported on the Nasdaq.

	High	Low
Fiscal 2017
First Quarter	$7.94	$6.36
Second Quarter	8.76	6.99
Third Quarter	11.15	8.13
Fourth Quarter	11.89	9.46
Fiscal 2018
First Quarter	$11.54	$9.14
Second Quarter	9.73	8.34
Third Quarter	10.89	8.49
Fourth Quarter	10.44	9.11
Fiscal 2019
First Quarter (through July 17, 2018)	$10.63	$9.93

On July 17, 2018, the last reported sales price of shares of the Company on the Nasdaq was $10.48 per share. As of July 17, 2018, there were approximately 226,705,201 shares of Common Stock outstanding.
We urge you to obtain current market information for the Notes, to the extent available, and the Common Stock before making any decision to surrender your Notes pursuant to the Put Option.
2.6Optional Redemption.
Pursuant to the terms of the Indenture and the Notes, on or after August 20, 2018, the Company may, at its option, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 25 trading days’ and no more than 60 Business Days’ notice to Holders of the Notes. However, Rule 13e-4(f)(6) under the Exchange Act prohibits us and our affiliates from purchasing or redeeming any Notes, other than pursuant to the Put Option, until at least ten Business Days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

2.7Ranking.
The Notes are senior unsecured obligations of the Company and rank equal in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and senior in right of payment to any indebtedness that is contractually subordinated to the Notes. The Notes are effectively subordinated to the Company’s secured indebtedness, if any, to the extent of the value of the collateral securing such indebtedness and structurally subordinated to the indebtedness and other liabilities of the Company’s subsidiaries from time to time outstanding.
2.8Dividends.
The Holders of Notes are not entitled to dividends. Upon conversion of the Notes into Common Stock, the Holders will be entitled to dividends, if any, made to holders of Common Stock. The Company has not paid cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future.

3.	Procedures to be Followed by Holders Electing to Surrender Notes for Repurchase.
Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender and do not withdraw the Notes prior to 5:00 p.m., New York City time, on the Expiration Date. Only registered holders are authorized to surrender their Notes for purchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof.
If Holders do not validly surrender their Notes prior to 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.
3.1Method of Delivery.
The Trustee has informed the Company that, as of the date of this Company Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts, and there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system. This Company Repurchase Notice constitutes the notice from the Company described in Section 3.05 of the Indenture. The valid delivery of Notes via the ATOP system will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements in Section 3.05 of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through the ATOP system, is at the election and risk of the person surrendering such Notes.
HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.
3.2Agreement to be Bound by the Terms of the Put Option.
By surrendering your Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms set forth in this Company Repurchase Notice;

•	you agree to all of the terms of this Company Repurchase Notice;

•	you have received this Company Repurchase Notice and acknowledge that this Company Repurchase Notice provides the notice required pursuant to the Indenture;

•
upon the terms and subject to the conditions set forth in this Company Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Company Repurchase Notice;

•
you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•
you agree, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•
you understand that all Notes properly surrendered for repurchase and not validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Put Option Documents;

•
payment for Notes repurchased pursuant to this Company Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•
surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Company Repurchase Notice at any time prior to 5:00 p.m., New York City time, on the Expiration Date;

•
all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•
the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•
all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Company Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

3.3Delivery of Notes.
Notes Held Through a Custodian. If you wish to exercise the Put Option with respect to Notes that are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for repurchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.
Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Option with respect to any of your Notes, you must surrender to the Company your beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to 5:00 p.m., New York City time, on the Expiration Date; and

•	electronically transmitting your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system prior to 5:00 p.m., New York City time, on the Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of an agreement to be bound by the terms of the Put Option, including those set forth above under Section 3.2.
Notes Held in Certificated Non-Global Form. While the Company does not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Option with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Put Option, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Expiration Date together with all necessary endorsements. All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock

Exchange Inc. Medallion Signature Program or the Stock Exchanges Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.
Notes and the Repurchase Notice must be delivered to the Paying Agent to collect payment. Delivery of documents to DTC or the Company does not constitute delivery to the Paying Agent.
HOLDERS THAT SURRENDER THROUGH DTC NEED NOT SUBMIT A PHYSICAL REPURCHASE NOTICE TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH DTC’S TRANSMITTAL PROCEDURES.
You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, prior to the Expiration Date. You bear the risk of untimely withdrawal of previously surrendered Notes. Further, Holders of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Put Option before the deadlines specified in this Company Repurchase Notice. The deadlines set by any such intermediary and DTC for the withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

4.	Right of Withdrawal.
To withdraw your previous exercise of the Put Option with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Expiration Date. The Company understands that this means that you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system prior to the Expiration Date. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a Withdrawal Notice in the form attached hereto as Annex B in accordance with Section 3.07 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date.
We will determine all questions as to the validity, form and eligibility, including time of receipt, of Withdrawal Notices. Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.
HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.
You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Expiration Date.

5.	Payment for Surrendered Notes.
The Company will accept for payment all validly surrendered Notes promptly following expiration of the Put Option on the Expiration Date. The Company will forward to the Paying Agent, on or prior to 11:00 a.m., New York City time, on August 15, 2018, an amount of cash sufficient to pay the aggregate Repurchase Price for all Notes that have been validly surrendered for repurchase and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and such Holder validly exercises its Put Option with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of August 15, 2018, and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.
The total amount of funds required by the Company to repurchase all of the Notes is approximately $277.0 million (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).

6.	Notes Acquired.

Any Notes that are repurchased by the Company pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Company.
Except as described or incorporated by reference in this Company Repurchase Notice, the Company presently has no plans that relate to or would result in:
(1)any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
(2)any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
(3)any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;
(4)any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer of the Company;
(5)any other material change in the Company’s corporate structure or business;
(6)any class of equity security of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;
(7)any class of equity security of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
(8)the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;
(9)the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or
(10)any changes in the Company’s certificate of incorporation or bylaws or its other governing instruments or other actions that could impede the acquisition of control of the Company.

8.Interests of the Directors, Executive Officers and Affiliates of the Company in the Notes.
To the knowledge of the Company:

•	none of the Company, its subsidiaries or other affiliates or its executive officers or directors or any of their associates has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•
except as described below, during the 60 days preceding the date of this Company Repurchase Notice, neither the Company, nor, to its knowledge, any of its subsidiaries or affiliates or its executive officers or directors have engaged in any transactions in the Notes.

On May 23, 2018, the Company entered into privately negotiated agreements with certain Holders of Notes pursuant to which the Company exchanged $151.5 million aggregate principal amount of Notes for $155.5 million aggregate principal amount of the Company’s newly issued 1.75% Senior Convertible Notes due 2023. The exchange transactions closed on May 29, 2018. In exchange for issuing the new notes pursuant to the exchange transactions, the Company received and cancelled the exchanged Notes.
A list of the directors and executive officers of the Company, as of July 17, 2018, is attached to this Company Repurchase Notice as Annex C.

9.	Purchases of Notes by the Company and its Affiliates.
Each of the Company and its affiliates, including their respective executive officers and directors, are prohibited under applicable federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Put Option until at least the tenth Business Day after the Expiration Date. Following that time, if any Notes remain outstanding, the Company and its affiliates may redeem the Notes as discussed in Section 2.6 above or else purchase Notes in the open market, in private transactions, through a subsequent tender offer or otherwise, any of which may be consummated at purchase prices higher or lower than the Repurchase Price to be paid pursuant to the Put Option. Any decision to purchase or redeem Notes after the tenth Business Day after the Expiration Date, if any, will depend upon many factors, including the market price of the Notes, the principal amount of Notes surrendered for repurchase pursuant to the Put Option, the market price of the Common Stock, our business and financial position and general economic and market conditions.

10.	Certain United States Federal Income Tax Considerations.

The following is a summary of certain U.S. federal income tax considerations the sale of Notes pursuant to the Put Option. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. This summary applies only to Holders that hold the Notes as “capital assets” for U.S. federal income tax purposes and, in the case of a U.S. Holder (as defined below), use the U.S. dollar as their functional currency. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations (such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers, traders who elect to mark their investment to market, and persons holding the Notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. This summary does not address any state, local or foreign taxes, estate or gift taxes, the Medicare tax on net investment income or the federal alternative minimum tax. Holders should note that no rulings have been, or are expected to be, sought from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.
THIS SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE TRANSACTIONS, OR THE OWNERSHIP, AND DISPOSITION OF THE NOTES ARISING UNDER U.S. FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR ANY OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of this discussion, “U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•
a trust, if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

“Non-U.S. Holder” means a person (other than a partnership, or any entity treated as a partnership for U.S. federal income tax purposes) that is a beneficial owner of a Note other than a U.S. Holder.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Notes, you should consult your tax advisor about the consequences of the sale of Notes pursuant to the Put Option.
Sale of Notes Pursuant to the Put Option
Consequences for U.S. Holders
A U.S. Holder generally will recognize capital gain or loss upon the exercise of the Put Option, equal to the difference between the sum of the cash plus the fair market value of any other property received upon such disposition (excluding any amount attributable to accrued but unpaid interest, which will be treated as taxable to a U.S. Holder as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s tax basis in a Note generally will be equal to the amount that the U.S. Holder paid for the Note (increased by any previously accrued original issue discount (“OID”) and any market discount, and decreased by any amortized bond premium and payments from the Company other than stated interest).
If, at the time of the exercise of the Put Option, a U.S. Holder held the Note for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to reduced rates of U.S. federal income tax. A U.S. Holder’s ability to deduct capital losses may be limited.

Consequences for Non-U.S. Holders
Any gain realized by a non-U.S. Holder upon the exercise of the Put Option will not be subject to U.S. federal income tax unless:

•
that gain is effectively connected with a non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base);

•
the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is otherwise not considered a resident of the United States for U.S. federal income tax purposes; or

•
the Company is or has been a “U.S. real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes during the shorter of the non-U.S. Holder’s holding period or the five-year period ending on the date of disposition of the Notes, as the case may be.

If a non-U.S. Holder’s gain is effectively connected with a U.S. trade or business conducted by the non-U.S. Holder (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a U.S. fixed base), such non-U.S. Holder will be subject to tax at regular graduated U.S. federal income tax rates on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition of a Note, generally in the same manner as if such Holder were a U.S. Holder. If a non-U.S. Holder is a foreign corporation that recognizes gain described in the first bullet point above, such Holder may also be subject to the branch profits tax equal to 30% (or such lower rate as may be prescribed under an applicable U.S. income tax treaty) of its effectively connected earnings and profits.
Any amounts which a non-U.S. Holder receives upon the exercise of the Put Option which are attributable to accrued interest will be taxable as interest, which may be subject to certain rules that reduce or eliminate withholding tax with respect to such interest. These amounts may also be subject to backup withholding and/or FATCA withholding, as described below.
In general, the Company would be a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. The Company believes that it has not been a USRPHC within the last five years for U.S. federal income tax purposes.
Information Reporting and Backup Withholding
Information reporting requirements generally will apply to a U.S. Holder’s receipt of cash pursuant to the exercise of the Put Option unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is furnished timely to the IRS.
Certain certification requirements may apply to non-U.S. Holders to avoid backup withholding. The Company must report annually to the IRS and to non-U.S. Holders any interest (including OID, if any) paid during the year. Copies of these information returns may also be made available under the provisions of a treaty or agreement to the tax authorities of the country in which the non-U.S. Holder resides. Backup withholding will apply to those payments if the non-U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the non-U.S. Holder is notified by the IRS that it has failed to report in full payments of interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished timely to the IRS.
FATCA
Pursuant to Sections 1471 through 1474 of the Code, as modified by United States Treasury regulations, guidance from the IRS and intergovernmental agreements and subject to further guidance (collectively, “FATCA”), U.S. federal withholding tax at the rate of 30% may apply to payments of interest and dividends and, beginning on January 1, 2019, gross proceeds from the sale or other taxable disposition (including a retirement or redemption) of the Notes made to non-U.S. financial institutions and certain other non-U.S. nonfinancial entities unless they satisfy certain due diligence and information reporting requirements. An intergovernmental agreement between the United States and the non-U.S. investor’s jurisdiction may modify these requirements. Non-U.S. Holders should consult their tax advisors regarding the possible implications of FATCA and whether it may be relevant to such Holder’s exercise of the Put Option. In the event any withholding under FATCA is imposed with respect to the exercise of the Put Option, no additional amounts will be paid to compensate for the withheld amount.
Non-Participating Holders
There should be no U.S. federal income tax consequences by reason of the Put Option to a U.S. Holder or non-U.S. Holder of Notes who does not sell a Note pursuant to the Put Option. The U.S. federal income tax consequences of a U.S. Holder or non-U.S. Holder of Notes continuing to hold a Note should not be affected by not surrendering the Note pursuant to the Put Option. Holders are urged to consult their own tax advisors regarding the consequences to them of the Put Option.

11.	Additional Information.
The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. You can read and copy any materials the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. These documents also may be accessed electronically through the SEC’s home page on the Internet (www.sec.gov).
The Company has filed with the SEC a Tender Offer Statement on Schedule TO under Section 13(e)(4) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as described above.
The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition, and we incorporate by reference such documents herein:

•	our Annual Report on Form 10-K for the fiscal year ended July 1, 2017, filed with the SEC on August 29, 2017;

•
our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2017, December 30, 2017, and March 31, 2018, filed with the SEC on November 8, 2017, February 7, 2018 and May 9, 2018, respectively;

•
our Current Reports on Form 8-K (other than the Current Reports furnished under Items 2.02 or 7.01 of Form 8-K, including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01 of Form 8-K) filed on September 22, 2017, November 21, 2017, February 2, 2018, February 15, 2018, March 16, 2018 (as amended on May 24, 2018), May 23, 2018, May 29, 2018, and June 22, 2018; and

•	the description of our Common Stock contained in our registration statement on Form 8-A, dated November 15, 1993, and any other amendment or report filed for the purpose of updating such description.
In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

12.	No Solicitation.
The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.	Definitions.
All capitalized terms used but not specifically defined in this Company Repurchase Notice shall have the meanings given to those terms in the Indenture and the Notes.

14.	Conflicts.
In the event of any conflict between this Company Repurchase Notice and the accompanying Repurchase Notice, on the one hand, and the terms of the Indenture and the Notes or any applicable laws, on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company or its board of directors or employees are making any recommendation to Holders as to whether to surrender or refrain from exercising the Put Option. Holders must make their own decision whether or not to exercise the Put Option, and if so, the principal amount of Notes to surrender for repurchase by the Company based on their own assessment of current market value of the Notes and the Common Stock and other relevant factors.

VIAVI SOLUTIONS INC.

July 18, 2018

ANNEX A
Form of Repurchase Notice
TO:    VIAVI SOLUTIONS INC.
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
The undersigned registered owner of this Security hereby irrevocably acknowledges receipt of a notice from Viavi Solutions Inc. (formerly JDS Uniphase Corporation) (the “Company”) regarding the right of Holders to elect to require the Company to repurchase the Securities and requests and instructs the Company to repay the entire principal amount of this Security, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in accordance with the terms of the Indenture, dated as of August 21, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), at the price of 100% of such entire principal amount or portion thereof, together with accrued and unpaid interest to, but excluding, the Repurchase Date to the registered Holder hereof; provided that if such Repurchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, then the Repurchase Price will be equal to 100% of the principal amount of the Securities to be repurchased in accordance with the terms of the Indenture. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture. The Securities shall be repurchased by the Company as of August 15, 2018, the Repurchase Date, pursuant to the terms and conditions specified in the Indenture.
Securities Certificate Number (if applicable):
Principal amount to be repurchased (if less than all, must be $1,000 or integral multiples thereof):
Social Security or Other Taxpayer Identification Number:
Dated:
Signature(s):

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee
NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatever.

ANNEX B
Form of Withdrawal Notice
TO:    VIAVI SOLUTIONS INC.
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
The undersigned registered owner of the Security designated below hereby withdraws its election to require Viavi Solutions Inc. (formerly JDS Uniphase Corporation) (the “Company”) to repurchase such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, on the August 15, 2018, Repurchase Date, in accordance with the terms of the Indenture, dated as of August 21, 2013 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”), relating to the Company’s 0.625% Senior Convertible Debentures due 2033. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
Name of Holder:
Securities Certificate Number (if applicable):
Principal amount to be withdrawn (if less than all, must be $1,000 or integral multiples thereof):
Principal amount that remains subject to the Holder’s Repurchase Notice (if less than all, must be $1,000 or integral multiples thereof):
Social Security or Other Taxpayer Identification Number:
Dated:
Signature(s):

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee
NOTICE: The above signatures of the Holder(s) hereof must correspond with the name as written upon the face of the Securities in every particular without alteration or enlargement or any change whatever.

ANNEX C
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
The following table presents the name and title of each of the Company’s executive officers and directors as of July 17, 2018. The business address of each such person is c/o Viavi Solutions Inc., 6001 America Center Drive, 6th Floor, San Jose, California 95002 and the telephone number is (408) 404-3600.

Name	Title
Oleg Khaykin	President and Chief Executive Officer
Amar Maletira	Executive Vice President and Chief Financial Officer
Paul McNab	Executive Vice President and Chief Marketing & Strategy Officer
Ralph Rondinone	Senior Vice President, Global Operations and Services, Network Services Enablement
Luke Scrivanich	Senior Vice President, Optical Security & Performance Products
Kevin Siebert	Senior Vice President, General Counsel and Secretary
Gary Staley	Senior Vice President, Global Sales, Network Service Enablement
Richard Belluzzo	Chairman of the Board
Keith Barnes	Director
Laura Black	Director
Tor Braham	Director
Timothy E. Campos	Director
Donald Colvin	Director
Masood Jabbar	Director
Oleg Khaykin	Director